Exhibit 99.1

Exclusive: Trump Media unwinds crypto deals

Sara Fischer, Axios

Published August 7, 2026

Truth Social's parent company, Trump Media and Technology Group, is pulling back from two Crypto.com deals as new leadership looks to focus the tech firm around its media arm and pending merger with fusion energy company TAE, interim CEO Kevin McGurn tells Axios.

Why it matters: The reset is a departure from previous leadership's strategy, which aggressively pursued crypto and financial services opportunities at the height of the crypto treasury boom in 2025.

●	"We wanted to get focused," McGurn says, noting that the market for digital asset treasury companies had become saturated over the past year.

Driving the news: Trump Media, Crypto.com and Yorkville Acquisition Corp., a special purpose acquisition company, said Friday they mutually agreed to terminate their plans for Trump Media Group CRO Strategy.

●	The companies cited "prevailing market conditions and shifting business and stakeholder priorities."

●	The groups also agreed not to pursue a previously announced services deal and certain related digital asset products.

●	Yorkville America's existing America First ETFs, branded as Truth Social Funds, will continue.

Zoom in: The proposed venture would have licensed the Trump Media name for a company built around Crypto.com's Cronos blockchain and its CRO token.

●	The venture was designed to build a large treasury of Crypto.com's CRO token and earn additional returns from those holdings.

●	When it was announced last year, the companies said the expected funding would make it the "first and largest publicly traded CRO treasury company."

●	McGurn says the staking of those assets has become less important for Crypto.com, so it made sense that both sides moved in a different direction.

What they're saying: McGurn says that decision was driven more by competitive dynamics than regulatory concerns surrounding a Trump-linked company operating in an industry regulated by the Trump administration.

Zoom out: In a separate announcement, Trump Media and Crypto.com said they are scaling back plans to integrate prediction markets directly into Truth Social.

●	Instead, the companies plan to pursue a marketing arrangement that would promote Crypto.com's prediction-market products to Truth Social users.

●	The prediction-market business is already crowded with established companies, McGurn says, making the back-end infrastructure a less attractive use of Trump Media's resources today.

●	He sees more opportunity for TMTG as a distribution and data partner than as an operator of the underlying markets.

The big picture: The moves are part of a broader effort to simplify the company's strategy under McGurn's leadership. He believes Truth Social's audience and data can be monetized efficiently without requiring the company to build every new financial product itself.

●	The company's recently launched API business now has about 10 customers, up from about five previously, McGurn says.

●	Its direct customers are primarily high-frequency trading firms that ingest data from platforms like Truth Social to inform algorithmic trading.

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He added that news and information organizations and indexes "are coming to us" and that the company is eyeing ways to broker other licensing deals with large language model developers and prediction-market platforms.

What to watch: McGurn says the company is hopeful it will close its proposed merger with TAE before the end of the year.

Disclosure: In 2023, TMTG sued 20 media organizations, including Axios, for defamation. Litigation is ongoing.